CURATIVE HEALTH SERVICES, INC.
                             Corporate Headquarters
                                150 Motor Parkway
                               Hauppauge, NY 11788


                                                May 1, 2001


To Holders of the Common Stock of CURATIVE HEALTH SERVICES, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


      The 2001 Annual Meeting of Stockholders of Curative Health Services, Inc. will be held on Wednesday May 30, 2001 at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, for the following purposes:

1. To nominate and elect seven (7) directors for terms expiring at the 2002 Annual Meeting of Stockholders;

2. To vote on a proposed amendment to the Curative Health Services, Inc. 2000 Stock Incentive Plan to increase the number of shares of the Company's Common Stock authorized for issuance pursuant to awards granted thereunder from 1,600,000 to 2,600,000;

3. To transact such other business as may properly be brought before the Meeting.

      It is important that your stock be represented at the Meeting regardless of the number of shares that you hold. Whether or not you plan to attend the Meeting in person, please complete, sign and date the enclosed proxy and return it promptly in the accompanying postage-paid envelope.

                                          By Order of the Board of Directors



                                          JOHN C. PRIOR
                                          Secretary

                                 PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Curative Health Services, Inc. (the "Company"), for use at the Annual Meeting of Stockholders (the "Meeting") to be held Wednesday, May 30, 2001, at 10:00 a.m., New York time, at the Company's corporate offices located at 150 Motor Parkway, Hauppauge, New York 11788, and any adjournment thereof, for the purposes set forth in the Notice of Meeting. The shares represented by proxies in the form solicited will be voted in the manner indicated by a stockholder. In the absence of instructions, the proxies will be voted for the election of the nominees named in this Proxy Statement and for the management proposals discussed herein and in accordance with the judgment of the persons named in the proxy as to any other matters that properly come before the meeting.

      The mailing address of the executive office of the Company is 150 Motor Parkway, Hauppauge, New York 11788. This Proxy Statement and the enclosed proxy are being furnished to stockholders of the Company on or about May 1, 2001.

      Returning your completed proxy will not prevent you from voting in person at the Meeting should you be present and wish to do so. You may revoke your proxy any time before the exercise thereof by written notice to the Secretary of the Company, by the return of a new proxy to the Company, or by voting in person at the Meeting. Shares voted as abstentions on any matter (or a "withhold vote for" as to directors) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting and as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which the shareholder has abstained. If a broker submits a proxy which indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters, those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the Meeting, but will not be considered as present and entitled to vote with respect to such matters.

      Stockholders of record at the close of business on April 13, 2001 are entitled to notice of and to vote at the Meeting. The issued and outstanding capital stock of the Company entitled to vote as of April 13, 2001 consisted of 7,065,403 shares of Common Stock, $.01 par value per share (the "Common Stock"). Each issued and outstanding share of Common Stock is entitled to one vote.

      A copy of the Company's Annual Report for the year ended December 31, 2000 is being furnished to each stockholder with this Proxy Statement.

                                   PROPOSAL #1
                              ELECTION OF DIRECTORS

      Section 3.02 of the Company's By-laws provides that the number of members of the Board of Directors shall be six or such other number as shall be determined from time to time by resolution of the Board of Directors or the stockholders. The Board of Directors has by resolution set the number of directors at seven.

      The Company's By-laws provide that nominations of persons for election as directors are to be made at a meeting of stockholders called for that purpose, whether at the direction of the Board of Directors or by a stockholder as provided in the By-laws. Seven directors are to be elected at the Meeting, each to hold office until the next Annual Meeting of Stockholders and until his successor is elected and qualified. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the Meeting is required to elect a nominee as director. The persons named in the accompanying proxy will vote for the election of the nominees described herein, unless authority to vote is withheld. The Board of Directors has been informed that each of the nominees has consented to being named as a nominee and is willing to serve as a director if elected; however, if any nominee should decline or become unable to serve as a director for any reason, the proxy may be voted for such other person as the proxies shall, in their discretion, determine.

      The following table lists the persons nominated for election as directors and their offices in the Company, if any:

            Name                                 Position

      Joseph L. Feshbach           Chairman of the Board and Director
      Paul S. Auerbach, MD         Director
      Daniel E. Berce              Director
      Lawrence P. English          Director
      Timothy I. Maudlin           Director
      Gerard Moufflet              Director
      John C. Prior                President and Interim Chief Executive Officer

      Set forth below is certain information about each nominee for director of the Company, including each such person's name, age and principal occupations for the last five years.

      Joseph L. Feshbach, 47, has been a director of the Company since February 2000 and has served as Executive Chairman of the Board since November 2000. Since December 1998, Mr. Feshbach has been a private investor. From 1983 to 1998, Mr. Feshbach was a cofounder and General Partner of Feshbach Brothers, a money management and brokerage firm.

     Paul S. Auerbach, M.D., M.S., 50, has been a director of the Company since February 2000. Since October 1999, Dr. Auerbach has served as a Venture Partner with Delphi Ventures, a venture capital firm. From 1997 until 1999, Dr. Auerbach served as Chief Operating Officer of MedAmerica, a private company, and from 1995 to 1996 as Chief Operating Officer of Sterling Healthcare Group, a publicly traded company. Prior to that, Dr. Auerbach was Professor and Chief of Emergency Medicine at Stanford University Medical Center and prior to that Vanderbilt University Medical Center.

     Daniel E. Berce, 47, has been a director of the Company since February 2000. Since November 1996, Mr. Berce has served as Vice Chairman and Chief Financial Officer and a Director of AmeriCredit Corp. a publicly traded finance company. From November 1994 until November 1996 Mr. Berce served as Executive Vice President, Chief Financial Officer and Treasurer of AmeriCredit Corp. and Vice President, Chief Financial Officer and Treasurer of the Company from May 1990 until November 1994. Prior to joining AmeriCredit, he was a partner with Coopers & Lybrand for four years and was with such firm for fourteen years. Mr. Berce is a certified public accountant. Mr. Berce is a Director of INSpire
Insurance Solutions, Inc., a publicly held company which provides policy and claims administration services to the property and casualty insurance industry and a Director of AZZ Incorporated, a publicly held company that manufacturers specialty electronic equipment and provides galvanizing services to the steel fabrication industry.

     Lawrence P. English, 60, has been a director of the Company since May 2000. Since June 2000, Mr. English has been the President and Chief Executive Officer and a Director of QuadraMed Corporation, a publicly traded healthcare information technology company. In January 2001, Mr. English was appointed Chairman of QuadraMed. From January 1999 to April 2000 Mr. English was an independent business consultant to venture capital firms. From 1996 to 1999, Mr. English served as Founder, Chairman and Chief Executive Officer of Aesthetics Medical Management, Inc., a physician practice management company. From 1992 to 1996, Mr. English was President of CIGNA HealthCare, one of the nation's largest health maintenance organizations ("HMO"). Prior to 1992, Mr. English held numerous senior level positions at CIGNA. Mr. English is also a Director of Paracelsus Healthcare Corporation, a publicly traded company. Paracelsus Healthcare Corp. owns and operates acute care and related healthcare businesses in selected markets.

     Timothy I. Maudlin, 50, has been a director of the Company since 1984, and served as Secretary of the Company from November 1984 to December 1990. Mr. Maudlin served as President of the Company from October 1985 through December 1986. Mr. Maudlin has been the Managing General Partner of Medical Innovation Partners, a venture capital firm, since 1988 and since 1982 he has been an officer of the affiliated management company of Medical Innovation Partners. Mr. Maudlin also serves as Chief Financial Officer of Venturi Group LLC.

      Gerard Moufflet, 57, has been a director of the Company since November 1989. Since 1989, Mr. Moufflet has served as Senior Vice President of Advent International Corporation, a venture capital firm. Prior to joining Advent, Mr. Moufflet served as Corporate Vice President in charge of various Baxter International European operations and spent 17 years in marketing, financial and general management positions with that company's European businesses.

     John C. Prior, 47, is a nominee for director of the Company. Since August 2000, Mr. Prior has served as Executive Vice President. On March 15, 2001 Mr. Prior was appointed President and Interim Chief Executive Officer of the Company. Mr. Prior served as Senior Vice President Finance and Chief Financial Officer since August 1995. From February 1991 to August 1995 Mr. Prior served as Vice President of Finance and has been Secretary since October 1993. From July 1987 to February 1991 he served as Controller of the Company. From 1979 to 1987, Mr. Prior held a variety of positions in the Health Care Auditing/Consulting Group of KPMG Peat Marwick and was promoted to Senior Manager in 1984.

     The Company thanks Daniel A. Gregorie, MD and Joel Kurtzman for their services as Directors of the Company. Messrs. Gregorie and Kurtzman have chosen not to stand for re-election.

Committees of the Board of Directors

      The Board of Directors has established an Audit Committee, a Human Resource, Compensation and Stock Option Committee, an Executive and Litigation Committee, a Nominating Committee, a Regulatory and Compliance Committee and a Strategic Steering Committee. The Audit Committee consists solely of outside directors, and its members during the fiscal year ended December 31, 2000 ("Fiscal 2000") were Messrs. Berce (as Chairman), English and Maudlin. The Audit Committee generally reviews the scope of the audit with the independent public auditors and meets with them for the purpose of reviewing the results of the audit subsequent to its completion. The members of the Human Resource, Compensation and Stock Option Committee during Fiscal 2000 were Dr. Gregorie (as Chairman), Messrs. Berce and English. All the members of the Human Resource, Compensation and Stock Option Committee, are "non-employee directors" (as defined by Rule 16b-3 under the Securities Exchange Act of 1934, as amended). The Human Resource, Compensation and Stock Option Committee reviews and approves the compensation, including bonuses and benefits, of the executive officers of the Company and makes all determinations regarding the administration of the Company's 2000 Stock Incentive Plan including determining persons to whom awards shall be granted, the number and, if applicable, purchase price of the shares covered by each award and all other terms and conditions of each award.

      The members of the Executive and Litigation Committee during Fiscal 2000 were Messrs. Feshbach (as Chairman), Moufflet and Gregorie. The Executive and Litigation Committee was formed to review and advise the Board on strategic initiatives including, without limitation, equity investments, mergers, acquisitions and other business ventures, and to monitor and review the status of the Department of Justice legal actions and the securities class action lawsuits and make recommendation to the Board. The members of the Regulatory and Compliance Committee during Fiscal 2000 were Messrs. Auerbach (as Chairman) and Kurtzman. The Regulatory and Compliance Committee was formed to review and advise the Board on regulatory, compliance and clinical issues. The members of the Nominating Committee during Fiscal 2000 were Messrs. Feshbach (as Chairman) and Vakoutis (former Chief Executive Officer and Director). The Nominating Committee will consider nominees for director recommended by stockholders. In order to have nominees considered, stockholders must provide the Nominating Committee with written notice of such proposal not later than 60 days following the end of the fiscal year to which the next annual meeting of stockholders relates, together with such nominee's name, age, address, principal occupations for the preceding 10 years, and a brief statement in support of such nominee. The Nominating Committee is under no obligation to accept a nominee proposed by a stockholder pursuant to the foregoing procedure. All nominations ultimately made by the Nominating Committee are in such committee's sole discretion. In the alternative, a stockholder may nominate persons for election as directors by following the procedures set forth in the Company's By-laws. The members of the Strategic Steering Committee during Fiscal 2000 were Messrs. Feshbach (as Chairman), Auerbach, Kurtzman, Berce and Moufflet. The Strategic Steering Committee was formed to review strategic initiatives related to the current wound care business as well as develop criteria for deployment of available capital with the objective of increasing shareholder value.

      During Fiscal 2000 the Board of Directors met eight times; the Compensation and Stock Option Committee met five times; the Executive and Litigation Committee met seven times; the Audit Committee met four times; the Regulatory and Compliance Committee met two times; the Strategic Steering Committee met twice and the Nominating Committee met once. Each director attended at least 75% of all meetings of the Board and applicable committees held during Fiscal 2000.

 Compensation of Directors

      In 2000 each non-employee director was paid an annual retainer of $12,000, plus $1,000 for each Board meeting attended in person or $350 for each Board meeting participated in by means of conference telephone. Each non-employee director also received an annual retainer of $1,500 for each Committee on which he served, and the chairman of each Committee received an additional annual retainer fee of $1,500. Additionally, the chairman of each Committee was granted options to purchase 3,000 shares of Common Stock. As a result Messrs. Berce, Gregorie, and Auerbach were each granted options to purchase 3,000 shares of Common Stock and Mr. Feshbach was granted options to purchase 6,000 shares of Common Stock all at $5.50 per share. The members of the Nominating Committee receive no fees or options for serving on that Committee. Non-employee directors also received a fee of $500 for each Committee meeting, except for meetings held on the same date as a Board meeting. In consideration for his service as Chairman of the Board, Mr. Feshbach was paid an additional annual retainer of $6,000 and was granted additional options to purchase 6,000 shares of Common Stock at $5.50 per share. In consideration for their services as Directors, the Chairman of the Board recommended a special option grant to current standing directors. On December 22, 2000 Messrs. Berce, Gregorie, Kurtzman and Maudlin were granted options to purchase 20,000 shares of Common Stock at $5.56 per share; Messrs. Auerbach and English were granted options to purchase 30,000 shares of Common Stock at $5.56 per share; Messrs. Feshbach and Moufflet were granted options to purchase 50,000 and 35,000 shares, respectively, of Common Stock at $5.56 per shares. All of the options were granted under the Curative Health Services, Inc. 2000 Stock Incentive Plan.

      In 1993, the Company established a Director Share Purchase Program (the "Program") to encourage ownership of its Common Stock by its directors. Under the program, each non-employee director can elect to forego receipt of annual retainer and meeting fees in cash and, in lieu thereof, receive shares of Common Stock having a market value at the date of issuance equal to the cash payment.

      In 1995, the Company established a Non-Employee Director Stock Option Plan (the "Director Option Plan"). The purpose of the Director Option Plan is to promote the success of the Company by attracting and retaining non-employee directors by supplementing their cash compensation and providing a means for such directors to increase their holdings of Common Stock. The Company believes it is important that the interest of the directors be aligned with those of its shareholders and that the Director Option Plan strengthens that link. The Director Option Plan provides for an automatic initial grant of options to purchase 12,000 shares of Common Stock, at market value on date of grant, to a non-employee director upon his or her initial election as a member of the Board. The Director Option Plan provides for the automatic grant of an option to purchase 12,000 shares of Common Stock, at market value on the date of grant, each time a non-employee director is re-elected as a member of the Board. Further, the Director Option Plan provides for an automatic one time grant of an option to purchase 24,000 shares of Common Stock, at market value on date of grant, upon a non-employee directors election as a member of the Board at the 2000 Annual Stockholders Meeting. Upon their election to the Board in May 2000, the non-employee members of the Board of Directors were each granted options to purchase 24,000 shares of Common Stock at $5.41 per share. The Director Option Plan provides that for all directors who are granted the one time option to purchase 24,000 shares are described above, there shall be no grants under the Director Option Plan in connection with the Company's 2001 Annual Stockholder's Meeting.

      Additionally, as a result of an amendment to the Director Option Plan approved by the shareholders at the 2000 Annual Meeting, current non-employee directors had the right to surrender on or before June 15, 2000 options held by them with an exercise price exceeding $10 per share. Surrendered options were exchanged for a new option grant at the closing stock price on May 31, 2000. As a result of this surrender Messrs. Moufflet and Maudlin each received 7,040 new option shares and Mr. Gregorie received 5000 option shares. All of these options have an exercise price of $5.41 per share.

      In February 2000 the Board adopted a Non-Employee Director Severance Plan in order to promote the retention of the Company's non-employee directors. Under this plan, any person who was a current non-employee director in February 2000 who is not nominated for re-election to the Board at the Annual Meeting held in 2000 or 2001, or who resigns from the Board following the entry of final non-appealable orders in the Company's pending litigation shall receive the following benefits, to be paid or granted, as the case may be, immediately following the date on which the director's service on the Board terminates:

(i) a cash payment equal to the total amount of fees received by the director in the calendar year preceding the termination.

(ii) a stock option under the Director Option Plan as though the director had been re-elected as a director on the Board in the termination year; and

(iii)the option described in the preceding clause and all options granted to a qualifying non-employee director shall become fully vested and exercisable and shall remain exercisable until the second anniversary of the date on which the director's service on the Board terminates.

      In February 2000, in connection with the appointment of Messrs. Feshbach, Auerbach and Berce to the Company's Board of Directors, the Company entered into a Standstill Agreement with Mr. Feshbach and his brother, Matthew Feshbach, who together beneficially owned 6.9 percent of the Company's outstanding shares of Common Stock. Under the Standstill Agreement, the Company agreed to certain corporate governance provisions and certain changes in Board composition for two years, including fixing the number of directors to be elected at the 2000 and 2001 Annual Meetings of Shareholders at nine and adding in each of the next two years one new director to replace one incumbent director. In March 2001, the Standstill Agreement was amended to delete changes related to Board composition for 2001. In addition Mr. Feshbach and his brother agreed as follows:

o not to acquire, or propose to acquire, directly or indirectly, more than 300,000 additional shares of the Company's outstanding common stock, except by way of options granted to directors or by way of stock dividends or other distributions by the Company made available to holders of voting securities generally;

o        not to form or join any "group" within the meaning of Section 13 (d)
         (3) of the Securities Exchange Act of 1934 or to deposit any voting securities to any similar agreement or arrangement;

o not to solicit proxies, directly or indirectly, or become a participant or engage in a solicitation with respect to any matter not recommended or approved by the Company's Board of Directors;

o not to transfer or sell, directly or indirectly, any voting securities owned beneficially by them, other than (a) in certain open market transactions, (b) pursuant to any bona fide pledge or hypothecation for the benefit of a bona fide financial institution, (c) to another person controlled by the Feshbachs or (d) in connection with an acquisition transaction available to all holders of voting securities that is recommended by the Board of Directors and is either a tender offer or requires a shareholder vote;

o not to solicit, initiate or encourage, directly or indirectly, proposals or offers to acquire the Company without the consent of a majority of the Board of Directors, not including Messrs. Joseph Feshbach, Auerbach or Berce; and

o not to initiate communications, take any public position on matters pertaining to the Company or advocate a position not approved by the Board of Directors, or advocate any position that could have a reasonable possibility of causing a solicitation of proxies by any person other than the Company's Board of Directors.

                               EXECUTIVE OFFICERS

      Set forth below is certain information about each executive officer of the Company who is not a director of the Company, including name, age and principal occupations during the past five years. All of the executive officers of the Company are elected by the Board of Directors to serve until the next Annual Meeting of the Board of Directors or until their successors are elected and qualified.

      William C. Tella, 43, has served as Senior Vice President of Business Development Communications since June 1999. From December 1995 to June 1999, Mr. Tella served as Vice President of Corporate Development and Communications. From October 1993 to 1995, he served as Vice President of Sales and Marketing. Mr. Tella held the position Director of Marketing from November 1987 to 1993. Prior to joining the Company, Mr. Tella spent three years at Pharmacia Deltec, Inc. ("PDI"), a medical device company. In his role as Senior Marketing Director at PDI, Mr. Tella was responsible for product design and development of home infusion technology.

      Roy McKinley, 41, has served as Senior Vice President since September 2000, primarily responsible for meeting the Company's sales, marketing and field operations objectives. From July 1998 to September 2000, Mr. McKinley served as Vice President of Sales and Marketing. From January 1996 to 1998 he served as the South West Region Vice President. Prior to joining the Company, Mr. McKinley was an Area Vice President for the Mid Atlantic Area for Coram Healthcare, Inc., a Denver based alternate site infusion and ancillary healthcare services company. From 1988 to 1993 Mr. McKinley held regional and general management positions with McGaw, Inc. and Medical Care America, Inc. in the medical supply and alternate-site infusion care industries.

      Jule Crider, 43 has served as Senior Vice President since September, 2000. From May 1999 to August 2000, Ms. Crider served as Vice President of Payer Relations and from January 1996 to April 1999 as Vice President of Managed Care. Prior to joining the Company, Ms. Crider spent 12 years in the home infusion therapy industry and held a variety of management positions. As a result of a series of mergers and acquisitions within the infusion therapy industry, Ms. Crider worked with Care Plus, Critical Care America, Medical Care America, and Caremark.

      Gary Jensen, 59, has served as a Division Vice President since 1987. From 1985 to 1987, Mr. Jensen served as President, Jensen & Associates, a health management company. In that capacity, Mr. Jensen provided management consultation regarding behavioral medicine, as well as discussions regarding mergers, acquisitions, facility development and operations.

      Thomas Axmacher, 42 has served as Vice President of Finance and Chief Financial Officer since March 2001. From August 1997 to March 2001, Mr. Axmacher served as Vice President and Controller. From March 1991 to August 1997 he served as Controller of the Company. Prior to joining the Company, Mr. Axmacher spent six years at Tempo Instrument Group, an electronics manufacturer where he served as Vice President and Controller.

      Alan D. Jackson, 39, has served as Vice President and Chief Information / Security Officer since January 2001. From June 1996 to December 2000, Mr. Jackson served as Vice President of Information Services. Prior to joining the Company, Mr. Jackson spent seven years at IPRO, the New York based Medical Peer Review Organization. In his role as Director of Information Services, Mr. Jackson was responsible for the development, implementation and support for the company's Information Technology infrastructure.

EXECUTIVE COMPENSATION

Summary Compensation Table

      The following table summarizes the cash and non-cash compensation for each of the last three fiscal years awarded to or earned by the Chief Executive Officer of the Company and each of the other executive officers of the Company whose salary and bonus earned in Fiscal 2000 exceeded $100,000 (the "named executive officers").

--------------------------------------------------------------------------------

                                                                       Long Term
                     Annual Compensation                            Compensation

                                                 Other   Restricted   Securities    All
Name and Principal                               Annual  Stock        Underling     Other
Position               Year   Salary     Bonus   Comp.   Awards       Options       Comp
                                ($)     ($)(1)  ($)(2)    ($)           (#)         ($)(3)
-------------------------------------------------------------------------------------------
John Vakoutis (4)      2000    317,226     -        -      -           240,000    1,112,054
   Former Chairman,    1999    302,113   211,479    -    137,500        88,000        3,200
   President & Chief   1998    285,012   217,554    -      -            18,500        3,200
   Executive Officer

John C. Prior          2000    210,915   120,940    -      -           150,000        3,400
    President and      1999    194,250   116,548    -     82,500        46,000        3,200
    Interim Chief      1998    185,000   121,827    -      -             7,500        3,200
    Executive
    Officer

William C. Tella       2000    177,113    93,555    -      -           110,000        3,400
   Senior Vice         1999    155,596    99,000    -     71,500        35,000        3,200
   President           1998    136,895    72,508    -      -             3,500        3,200
   Business
  Development

Roy McKinley (5)       2000    164,400   101,088    -      -           108,000        3,400
   Sr. Vice President

Jule Crider (5)        2000    148,832    97,200    -      -           108,000        3,400
   Sr. Vice President

Gary Jensen            2000    159,588    23,168    -      -            48,000        3,400
   Division Vice       1999    145,754    83,497    -      -             7,000        3,200
   President           1998    135,000    66,253    -      -             3,500        3,200

Carol Gleber (6)       2000    184,599      -       -      -           120,000      527,887
   Former Sr. Vice     1999    236,250   141,750    -    110,000        56,000        3,200
   President and       1998    225,000   145,827    -      -             7,500        3,200
   Chief Operating
   Officer


(1) Represents amounts awarded under the Company's Incentive Compensation Plan for the fiscal year indicated. All such awards are actually paid in the fiscal year immediately following the year for which the award is made.

(2) Amounts paid did not exceed the lesser of $50,000 or ten percent (10%) of salary and bonus for any of the named individuals.

(3) Represents company matching contributions to 401k Plan except for $1,108,654 and $524,487 paid to Mr. Vakoutis and Ms. Gleber in connection with their termination of employment.

(4) Mr. Vakoutis was Chairman, President and Chief Executive Officer until he resigned and terminated employment in December 2000.

(5)   Mr. McKinley and Ms. Crider became executive officers in August 2000.

(6) Ms. Gleber was Senior Vice President and Chief Operating Officer until she resigned and terminated employment in September 2000.

Stock Option Tables

      The following tables summarize stock option grants and exercises during Fiscal 2000 to or by the named executive officers, and the value of the options held by such persons at the end of Fiscal 2000.

                          Option Grants in Fiscal 2000
--------------------------------------------------------------------------------------------
                                                                  Potential Realizable Value
                                                                  at Assumed Annual Rates
                                                                  of Stock Price Appreciation
                             Individual Grants                    for Option Term
---------------------------------------------------------------------------------------------
                              % of
                  Number of   Total
                  Securities  Options
                  Underlying  Granted to
                  Options     Employees   Exercise
                  Granted     in Fiscal   Price     Expiration
 Name             (#)(1)      Year        ($/Sh)    Date             5% ($)     10% ($)

--------------------------------------------------------------------------------------------
John Vakoutis     60,000       2.5%       6.125     2/22/2010        231,525      584,325
                 180,000       7.5%       5.41      5/31/2010        613,040    1,547,197

John C. Prior     25,000       1.1%       6.125     2/22/2010         96,469      243,469
                  75,000       3.1%       5.41      5/31/2010        255,434      644,666
                  20,000        .8%       5.50     11/01/2010         69,300      174,900
                  30,000       1.3%       5.56     12/22/2010        105,141      265,355

William C. Tella  20,000        .8%       6.125     2/22/2010         77,175      194,775
                  60,000       2.5%       5.41      5/31/2010        204,347      515,732
                  30,000       1.3%       5.56     12/22/2010        105,141      265,355

Roy McKinley      12,000        .5%       6.125     2/22/2010         46,305      116,865
                  36,000       1.5%       5.41      5/31/2010        122,608      309,439
                  30,000       1.3%       5.50     11/01/2010        103,950      262,350
                  30,000       1.3%       5.56     12/22/2010        105,141      265,355

Jule Crider       12,000        .5%       6.125     2/22/2010         46,305      116,865
                  36,000       1.5%       5.41      5/31/2010        122,608      309,439
                  30,000       1.3%       5.50     11/01/2010        103,950      262,350
                  30,000       1.3%       5.56     12/22/2010        105,141      265,355


Gary Jensen       12,000        .5%       6.125     2/22/2010         46,305      116,865
                  36,000       1.5%       5.41      5/31/2010        122,608      309,439

Carol Gleber      30,000       1.3%       6.125     2/22/2010        115,763      292,163
                  90,000       3.8%       5.41      5/31/2010        306,520      773,599




(1) The options are exercisable beginning one year from the date of grant with respect to one-third of the shares and thereafter become exercisable with respect to the balance of the shares in equal installments on the last day of each of the eight successive three month periods following the initial exercisability date.

                         OPTION EXERCISES IN FISCAL 2000
                                       AND
                           VALUE AT END OF FISCAL 2000

-----------------------------------------------------------------------------------------------------

                                            Number of Securities
                                            Underlying Unexercised       Value of Unexercised
                   Shares                   Options at                   In-the Money Options at
                   Acquired on  Value       Fiscal Year End (#)          Fiscal Year End ($)
                   Exercise     Realized
Name               (#)          ($)         Exercisable/Unexercisable    Exercisable/Unexercisable (1)

------------------------------------------------------------------------------------------------------
John Vakoutis      10,000       19,380       724,000 / 0                    142,980 / 0

John C. Prior      -            -             66,833 / 235,417                4,603 / 14,137

William C. Tella   -            -             49,199 / 127,251                7,205 / 9,420

Roy McKinley       -            -             14,334 / 113,167                    0 / 7,542

Jule Crider        -            -             14,166 / 111,501                    0 / 7,542

Gary Jensen        -            -             19,783 / 51,501                 2,402 / 5,652

Carol Gleber       -            -            195,842 / 0                      5,464 / 0
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------

(1) Calculation is based on the difference between the closing price of the Common Stock on December 31, 2000 and the exercise price of the options for each optionee.

Employment and Other Agreements

      On October 26, 1994 the Company entered into an employment agreement with Mr. Vakoutis which was amended as of April 17, 1995 and September 1, 1997. The employment agreement had an initial term of one year and renewed automatically for additional one year periods unless notice of termination was given at least three months prior to renewal. The Company could terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Vakoutis, and Mr. Vakoutis could terminate the employment agreement upon 30 days' prior written notice to the Company. In the event the Company terminated the employment agreement without cause prior to a change of control (defined below), Mr. Vakoutis would be entitled to receive a lump sum severance payment equal to two times Mr. Vakoutis' then current base salary plus the arithmetic average of payments made to Mr. Vakoutis pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Common Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination would vest and become immediately exercisable in full. If the employment agreement was terminated (or not renewed) by the Company without cause or by Mr. Vakoutis for good reason during the twelve month period immediately following a change in control (or was terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Vakoutis would be entitled to a lump sum severance payment equal to the sum of the base salary which would otherwise have been payable for the remainder of the then current term plus an amount equal to the product of two times the sum of the then current annual base pay plus the arithmetic average of payments made to Mr. Vakoutis pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards would vest and become immediately exercisable in full. The employment agreement also restricted Mr. Vakoutis from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

      In connection with his resignation as a Director and Executive Officer of the Company, on November 2, 2000 the Company and Mr. Vakoutis entered into a transition agreement. Under the agreement, Mr. Vakoutis was paid a lump sum severance payment of $1,108,654, a payment of $1,220 for unused vacation and reimbursement up to $15,000 for legal and outplacement counseling fees and expenses incurred in connection with the resignation. Further, Mr. Vakoutis will be provided welfare benefits similar to those provided to employees of the Company for a 36 month period and use of an automobile furnished to him by the Company pursuant to his employment agreement until May 1, 2003. In addition, all options and restricted stock held by Mr. Vakoutis which will vest pursuant to the terms of their respective grants at any time on or before December 1, 2002, vested and became exercisable immediately and remain exercisable until December 1, 2002. Mr. Vakoutis is restricted from competing with the Company under any circumstances for a period of two years.

      On September 1, 1997, the Company entered into an amended and restated employment agreement with Mr. Prior. Under the employment agreement, Mr. Prior initially received an annual base salary of $175,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Prior, and Mr. Prior may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elect not to renew, Mr. Prior will be entitled to receive a lump sum severance payment equal to Mr. Prior's then current base salary plus the arithmetic average of payments made to Mr. Prior pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. Prior for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Prior shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. Prior pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Prior from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

      On September 1, 1997, the Company entered into an amended and restated employment agreement with Ms. Gleber. The employment agreement had an initial term of one year and renewed automatically for additional one year periods unless notice of termination was given at least three months prior to renewal. The Company could terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Ms. Gleber, and Ms. Gleber could terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminated the employment agreement without cause prior to a change of control (defined below) or elected not to renew, Ms. Gleber would be entitled to receive a lump sum severance payment equal to Ms. Gleber's then current base salary plus the arithmetic average of payments made to Ms. Gleber pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination would vest and become immediately exercisable in full. If the employment agreement was terminated (or not renewed) by the Company without cause or by Ms. Gleber for good reason during the twelve month period immediately following a change in control (or was terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Ms. Gleber would be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Ms. Gleber pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan any unvested stock option awards would vest and become immediately exercisable in full. The employment agreement also restricted Ms. Gleber from competing with the Company under certain circumstances during her employment with the Company and for a period of two years thereafter.

      In connection with her resignation as an Executive Officer of the Company, on August 18, 2000, the Company and Ms. Gleber entered into a transition agreement. Under the agreement, Ms. Gleber was paid a lump sum severance payment of $524,487 and reimbursement up to $10,000 for outplacement counseling and expenses incurred in connection with her resignation. Further, Ms. Gleber will be provided welfare benefits similar to those provided to employees of the Company for an 18 month period. In addition, all options and restricted stock held by Ms. Gleber which vested pursuant to the terms of their respective grants at any time up to February 28, 2002 vest and became immediately exercisable and remain exercisable until February 28, 2002. Stock options granted to Ms. Gleber on February 22, 2000 and March 30, 2000 are cancelled. Mr. Gleber is restricted from competing with the Company under any circumstances for a period of two years.

      On June 1, 1999, Mr. Tella was promoted to Senior Vice President - Corporate Development and Technical Services and entered into an amended and restated employment agreement with the Company. Under the employment agreement, Mr. Tella initially received an annual salary of $165,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. Tella, and Mr. Tella may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elects not to renew, Mr. Tella will be entitled to receive a lump sum severance payment equal to Mr. Tella's then current base salary plus the arithmetic average of payments made to Mr. Tella pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. Tella for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. Tella shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. Tella pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. Tella from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

      On September 18, 2000, Mr. McKinley was promoted to Senior Vice President and entered into an amended and restated employment agreement with the Company. Under the employment agreement, Mr. McKinley initially received an annual salary of $187,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Mr. McKinley, and Mr. McKinley may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elects not to renew, Mr. McKinley will be entitled to receive a lump sum severance payment equal to Mr. McKinley's then current base salary plus the arithmetic average of payments made to Mr. McKinley pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Mr. McKinley for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Mr. McKinley shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Mr. McKinley pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Mr. McKinley from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

      On September 18, 2000 Ms. Crider was promoted to Senior Vice President and entered into an amended and restated employment agreement with the Company. Under the employment agreement, Ms. Crider initially received an annual salary of $180,000 and is entitled to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review and increase by the Compensation Committee. The employment agreement has an initial term of one year and renews automatically for additional one year periods unless notice of termination is given at least three months prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 30 days' prior written notice to Ms. Crider, and Ms. Crider may terminate the employment agreement at any time upon 30 days' prior written notice to the Company. In the event the Company terminates the employment agreement without cause prior to a change of control (defined below) or elects not to renew, Ms.

Crider will be entitled to receive a lump sum severance payment equal to Ms. Crider's then current base salary plus the arithmetic average of payments made to Ms. Crider pursuant to the Company's Executive Bonus Compensation Program with respect to the three years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan, any unvested stock option awards that would have vested during the twelve month period following the date of termination shall vest and become immediately exercisable in full. If the employment agreement is terminated (or not renewed) by the Company without cause or by Ms. Crider for good reason during the twelve month period immediately following a change in control (or is terminated or not renewed prior to a change in control at the request or insistence of any person in connection with a change in control), Ms. Crider shall be entitled to a lump sum severance payment equal to the product of two times the sum of the then current annual base salary plus the arithmetic average of payments made to Ms. Crider pursuant to the Company's Executive Bonus Compensation Program with respect to the three fiscal years immediately preceding the fiscal year in which the date of termination occurs. In addition, to the extent not otherwise required under the Company's Stock Option Plan any unvested stock option awards shall vest and become immediately exercisable in full. The employment agreement also restricts Ms. Crider from competing with the Company under certain circumstances during his employment with the Company and for a period of two years thereafter.

      On August 15, 1998 the Company entered into an employment agreement with Mr. Jensen. Under the employment agreement, Mr. Jensen initially received a base salary of $135,000 and is eligible to participate in any incentive compensation program in effect from time to time for executives of the Company. The salary under the employment agreement is subject to annual review in accordance with Company practices. The employment agreement has an initial term of one year and renews automatically for additional one year periods, unless notice of termination is given at least 60 days prior to renewal. The Company may terminate the employment agreement at any time with or without cause upon 60 days prior written notice to Mr. Jensen, and Mr. Jensen may terminated the employment agreement at any time upon 60 days prior written notice to the Company. In the event of the Company terminates the employment agreement without cause, Mr. Jensen shall be entitled to severance equal to the base salary, then in effect, prorated on a monthly basis for nine months from date of termination. The employment agreement also restricts Mr. Jensen from competing with the Company under certain circumstances during his employment with the Company and for a period of one year thereafter.

      In August 1995, the outstanding options held by the executive officers of the Company were amended to provide for the acceleration of vesting of the options upon a change in control of the Company. For the purpose of these amendments, the term "change in control" includes a sale of substantially all of the Company's assets; the acquisition by a person or group of beneficial ownership of 51% or more of the outstanding Common Stock or the commencement of a tender offer for such an acquisition; a merger in which the shareholders of the Company receive shares of another company; a reorganization, merger or other transaction resulting in the consolidation of the Company with another company for federal income tax purposes; a change in the members of the Board of Directors such that a majority of the Board of Directors was not recommended by the Board of Directors for election by the stockholder; and any other transaction in which there is a sufficient change in the share ownership of the Company to change the effective control of the Company.

                              PERFORMANCE GRAPH

      The graph below compares the cumulative total return on the Company's Common Stock during the five year period ended December 31, 2000 with the cumulative total return of the Nasdaq Composite Index and the Nasdaq Health Services Index (assuming the investment of $100 in each vehicle on January 1, 1996 and reinvestment of all dividends).

                      COMPARISON OF CUMULATIVE TOTAL RETURN
       NASDAQ US STOCKS, CURATIVE COMMON & NASDAQ HEALTH SERVICES INDICES


             Curative Health           NASDAQ                  NASDAQ
             Services, Inc.            U.S. Stocks             Health Services

1995         $308.108                  $140.594                $120.865
1996          598.649                   172.987                 120.669
1997          656.757                   211.951                 123.811
1998          724.324                   298.857                 104.949
1999          167.568                   553.075                  85.562
2000           28.697                   236.187                  91.944

                  COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      The Human Resource, Compensation and Stock Option Committee of the Board of Directors (the "Committee") is responsible for reviewing the performance of the Company's executive officers and establishing their compensation, including base salary, bonus incentive compensation and other benefits, if any, as well as grants to executive officers and other employees of long-term compensation incentives in the form of stock options pursuant to the Curative Health Services, Inc. 2000 Stock Incentive Plan. The Committee also makes recommendations as to compensation policies for the overall Company. The Committee is composed of three independent, non-employee directors. The key objectives of the Committee in administering executive compensation are the following:

o Aligning the economic interests of executive officers with both the short-and long-term interests of stockholders.

o Motivating executive officers to undertake strategic business initiatives and rewarding them for the successful development and implementation of those initiatives.

o Attracting and retaining key executive officers who will contribute to the long-term success of the Company.

      At present, there are three main components of compensation for executive officers: base salary, short-term incentive compensation in the form of annual bonuses and long-term incentive compensation in the form of stock options.

Base Salary

      The Committee sets base salaries for executive officers (including the President and Chief Executive Officer) with reference to the specific responsibilities of the executive officer, his or her experience in the industry, and other competitive factors. The Committee reviews each executive officer's base salary annually and makes appropriate adjustments depending upon industry trends in executive salaries, Company financial and operating performance, and such individual's performance and contribution to the Company's growth and success. Based upon these factors, the Committee increased the base salaries of the Company's executive officers (other than the President and Chief Executive Officer) for the year ended December 31, 2000 by an average of approximately 5 percent over their base salaries for the prior year.

      The base salary for Mr. Vakoutis who served as President and Chief Executive Officer until December 1, 2000 when Mr. Prior was appointed Executive Vice President, was increased 5 percent for the year ended December 31, 2000 to $317,218. In determining this salary, the Committee assessed the factors and criteria enumerated above, as well as Mr. Vakoutis' role in connection with a number of the Company's accomplishments during the year including, without limitation, maintaining profitability through a tumultuous period and managing the difficult legal activities of the Company. Based upon this assessment the Committee believed the increase was an appropriate reward for Mr. Vakoutis' performance. Upon Mr. Prior's appointment to Executive Vice President, Mr. Prior's base salary was increased from $204,000 to $224,000 to reflect his new responsibilities.

Bonus Incentive Compensation

      The executive officers of the Company (including the President and Chief Executive Officer) participate in the Company's Annual Incentive Compensation Program, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company equal to a predetermined percentage of such officer's base salary, as a function of the Company's achievement of quarterly operating earnings goals and certain other milestones. Furthermore, a predetermined weighting of the earnings goals and certain milestones is set for each officer.

      At the beginning of the fiscal year of the Company, the Committee approves pre-determined percentages of the executive officers' base salary that will be paid in the form of a cash bonus if the Company achieves certain targeted goals as approved by the Committee. On a quarterly basis, the committee reviews and approves a predetermined quarterly operating earnings projection. In addition, at the beginning of each fiscal year the Committee establishes certain operational milestones for the Company related to the achievement of healing outcomes of patients treated at the wound care programs, patient satisfaction results, other meaningful corporate goals which the Company might expect to accomplish in such fiscal year and an individual milestone for each officer. The Committee also establishes a specified percentage of the executive officers' base salaries that will be paid in relation to the achievement of each milestone. The earnings goals and the special milestones established by the Committee will permit the executive officers, except the President and Chief Executive Officer, to earn up to 60 percent of their base salary in the form of a cash bonus. The executive officers' actual bonuses are awarded and paid in the following fiscal year once the Company's financial results and milestone achievements for the prior fiscal year have been finally determined.

      For fiscal 2000, the Company achieved the quarterly operating earnings expectations for two quarters and as a result, the officers of the Company earned 50 percent payout potential for the operating earnings portion of the program. Additionally, the executive officers, except the President and Chief Executive Officer, achieved 100 percent of the operational and individual milestones that were determined for the year. The executive officers, except the President and Chief Executive Officer, on average were awarded 49 percent of their base salary in the form of cash bonus compensation related to the operating earnings and milestone achievements for fiscal 2000. Approximately 6 percent related to the achievement of operating earnings goals and 43 percent related to the accomplishment of special milestones.

      The quarterly operating earnings goals and milestones described above permit Mr. Vakoutis, President and Chief Executive Officer, to earn up to 70 percent of his base salary in the form of cash bonus. As a result of his resignation as President and Chief Executive Officer in December 2000, Mr. Vakoutis was not eligible to participate in the Annual Incentive Compensation Program (see "Executive Compensation - Employment and Other Agreements").

Stock Options and Restricted Stock Awards

      In 1996, the Company established a Long-Term Incentive Compensation Program (the "Program") for granting stock options pursuant to the Company's Stock Incentive Plan. Such options are granted with a view toward attracting and retaining executive officers and other employees by giving such persons a stake in the long-term success of the Company. Stock option grants are made for an annual performance cycle. The number of shares for an annual grant is determined by the ratio of the average of the month end market price per share to a percentage of the base salary or average base salary for each executive officer. The exercise price for each annual grant is the market price per share at the close of business on the date grants are approved by the Committee. In February 2000, the executive officers, excluding the President and Chief Executive Officer, were initially awarded on average individual stock option grants equal to 120 percent of base salary divided by an average market price of $9.40. The annual grant for Mr. Vakoutis, President and Chief Executive Officer was equal to 200 percent of his base salary divided by the average market price of $9.40.

      As a result of the tumultuous business environment created by the Company's legal issues and a turbulent hospital industry, the Committee determined that additional awards to the executive officers were needed to retain key executive officers necessary to manage the Company. Accordingly, in May 2000 as approved by the shareholders at the 2000 Annual Meeting, each of the executive officers, including the President and Chief Executive Officer, were granted an individual stock option equal to 3 times the number of shares provided in the annual stock option grant. Additionally, in December 2000, certain executive officers were granted an additional stock option grant for 30,000 shares. Certain executive officers, including Mr. Prior as Executive Vice President, were awarded additional grants during the year related to promotions.

Deductibility of Executive Compensation

      Section 162(m) of the Internal Revenue Code of 1986, as amended, sets a $1.0 million limit on the amount of deductible compensation that can be paid in any year to an executive officer of the Company. "Qualified performance-based compensation" (as defined under Section 162(m)) is excluded from the calculation of this $1.0 million limit. Although the Committee does not believe that the annual compensation for 162(m) purposes for any of the Company's executive officers will exceed $1.0 million in fiscal 2001, the Company has taken the necessary steps to allow stock options granted under the 2000 Stock Incentive Plan to qualify as "qualified performance-based compensation" and so be excluded from this calculation.

Members of the Compensation and Stock Option Committee:

Daniel A. Gregorie, MD, Chairman
Daniel E. Berce, Member
Lawrence P. English, Member

                             AUDIT COMMITTEE REPORT

Report of Audit Committee

      The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. All of the members of the Audit Committee are independent for purposes of the Nasdaq listing requirements. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached to this Proxy Statement as Exhibit A. The Audit Committee recommends to the Board of Directors the appointment of the Company's independent auditors.

      Management is responsible for the Company's internal controls and the financial reporting process. The Company's independent accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with generally accepted auditing standards and to issue a report on the Company's financial statements. The Audit Committee's responsibility is to monitor and oversee these processes.

      In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

      The Company's independent accountants also provided to the Audit Committee the written disclosure required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants the accounting firm's independence. The Committee also considered whether non-audit services provided by the independent accountants during the last fiscal year were compatible with maintaining the independent accountants' independence.

      Based upon the Audit Committee's discussion with management and the independent accountants and the Audit Committee's review of the representation of management and the report of the independent accountants to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual report on Form 10-K for the fiscal year ended December 31, 2000 for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Daniel E. Berce, Chairman
Lawrence P. English, Member
Timothy I. Maudlin, Member

                STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of Common Stock of the Company as of March 15, 2001 with respect to (1) each person who owned of record or was known by the Company to own beneficially more than 5 percent of the issued and outstanding shares of Common Stock, (2) each director, (3) each named executive officer, and (4) all directors and executive officers as a group.

                                                                Percentage of
                                        Amount and Nature      Common Stock
Name and Address                   of Beneficial Ownership (1)   Outstanding
----------------------------------------------------------------------------
Dimensional Fund Advisors, Inc.....      617,900 (2)               8.8%
      1299 Ocean Avenue
      Santa Monica, CA  90401

S.C. Fundamental LLC...............      420,600 (2)               6.0%
      10 East 50th Street
      New York, NY  10022

Wellington Management Company......      496,700 (2)               7.0%
      75 State Street
      Boston, MA 02109

Benjamin R. Jacobsen...............      533,200 (2)               7.6%
      Jacobsen Partners
      595 Madison Avenue
      New York, NY  10022

Joseph L. Feshbach.................      260,834 (3)               3.7%
Paul S. Auerbach, M.D..............        5,834 (4)               *
Daniel E. Berce....................        9,334 (4)               *
Joel A. Kurtzman...................        3,334 (5)               *
Lawrence P. English................       10,000                   *
Daniel A. Gregorie, M.D............        4,417 (6)               *
Timothy I. Maudlin.................        2,917 (5)               *
Gerard Moufflet....................       31,917 (6)               *
John C. Prior......................      100,657 (7)               1.4%
William C. Tella...................       72,815 (8)               1.0%
Roy McKinley.......................       22,417 (9)               *
Jule Crider........................       18,750 (5)               *
Gary Jensen........................       24,659 (5)               *
John Vakoutis......................      759,000 (10)              9.8%
Carol Gleber.......................      178,542 (5)               2.5%

All current directors and executive officers as
a group (15 persons)...............      613,945 (11)              8.4%

*   Ownership does not exceed 1%

(1) Except as indicated in the footnotes to this table, the persons named in this table have sole voting and investment power with respect to all shares of Common Stock.

(2) Based upon information contained in the most recent Scheduled 13G or 13D filed by each entity with the Commission and received by the Company.

(3) Includes 242,500 shares owned by Mr. Feshbach's spouse and children. Mr. Feshbach disclaims beneficial ownership of the shares owned by his spouse and children. Additionally, includes 3,334 shares subject to options exercisable within 60 days of March 15, 2001 ("currently exercisable options").

(4) Includes 3,334 shares subject to currently exercisable options.

(5) Represents shares subject to currently exercisable options.

(6) Includes 2,917 shares subject to currently exercisable options.

(7) Includes 79,624 shares subject to currently exercisable options.

(8) Includes 59,074 shares subject to currently exercisable options.

(9) Includes 20,417 shares subject to currently exercisable options.

(10) Includes 724,000 shares subject to currently exercisable options of which 390,000 such shares have exercise prices in excess of $10 per share.

(11) Includes 263,861 shares subject to currently exercisable options by all current directors and executive officers as a group.


             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers and all persons who beneficially own more than ten percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of such Common Stock. Directors, executive officers and ten percent or more beneficial owners are also required to furnish the Company with copies of all Section 16(a) reports filed. Based solely on a review of the copies of such forms and certain representations, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and ten percent shareholders were in compliance, except; that Mr. Moufflet inadvertently omitted the acquisition of 3,600 shares of Common Stock of the Company and the disposition of 1,000 Common Stock of the Company in the February 2000 and September 2000 Form 4 filings, respectively, with the Securities and Exchange Commission; and Mr. Feshbach inadvertently omitted the exercise of 90,000 option shares and disposal of 80,000 shares of Common Stock of the Company in December 2000 Form 4 filing with the Securities and Exchange Commission. Form 4's have since been filed with respect to all transactions.

                                   PROPOSAL #2
                          APPROVAL OF AMENDMENT TO THE
            CURATIVE HEALTH SERVICES, INC. 2000 STOCK INCENTIVE PLAN

      On March 29, 2001, the Board of Directors adopted amendments to the Curative Health Services, Inc. 2000 Stock Incentive Plan (the "Plan"), subject to shareholder approval, to increase the number of shares of Common Stock available for issuance pursuant to awards (including Incentive Stock Options (as defined below)) granted thereunder from 1,600,000 to 2,600,000. As of April 13, 2001, only 296,149 shares were available for grant under the Plan.

      The purpose of the Plan is to aid in attracting and retaining personnel capable of assuring the future success of the Company, to offer such persons incentives to put forth maximum efforts for the success of the Company's business and to afford such persons an opportunity to acquire a proprietary interest in the Company. The Board of Directors believes that the increase in authorized shares is necessary because of the need to continue to make awards under the option plan to attract and retain key employees.

Summary of the Plan

      Subject to shareholder approval at the Meeting, the total number of shares that may be granted under the Plan, and the total number of shares of Common Stock that may be purchased upon exercise of Incentive Stock Options (as defined below) granted under the Plan, will be increased by 1,000,000 to 2,600,000. Any shares that are used by a Plan participant as full or partial payment to the Company of the purchase price relating to an award, or in connection with the satisfaction of tax obligations relating to an award in accordance with the provisions relating to tax withholding under the Plan, will again be available for the granting of awards under the Plan. In addition, if any shares covered by an award under the Plan are not purchased or are forfeited or are otherwise not delivered then such shares shall again be available for granting awards under the Plan. In order to ensure that awards under the Plan will be "performance-based" compensation and so deductible for tax purposes under
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), the Plan will provide that, no person may be granted awards representing an aggregate of more than 500,000 shares of Common Stock in the aggregate in any calendar year.

Eligibility

      Any employee, officer, consultant, independent contractor or Director providing services to the Company or any of its affiliates is eligible to receive awards under the Plan. Approximately 200 individuals are eligible to participate in the Plan as of the date of this Proxy Statement. No awards may be granted under the Plan after May 31, 2010.

Types of Awards; Plan Administration

      The Plan permits the granting of (a) stock options, including incentive stock options ("Incentive Stock Options") meeting the requirements of Section 422 of the Code, and stock options that do not meet such requirements ("Nonqualified Stock Options"), (b) restricted stock and restricted stock units,
(c) performance awards, (d) stock appreciation rights ("SAR's"), and (e) other awards valued in whole or in part by reference to or otherwise based upon the Company's stock ("other stock-based awards"). The Plan is administered by a committee of the Board of Directors consisting exclusively of two or more members of the board of directors who are not also employees of the Company (the "Committee"). The Committee has the authority to establish rules for the administration of the Plan, to select the individuals to whom awards are granted, to determine the types of awards to be granted and the number of shares of Common Stock covered by such awards, and to set the terms and conditions of such awards. The Committee may also determine whether, and to what extent, any amounts payable with respect to awards under the Plan would be deferred, and whether any deferral would be automatic or at the election of the holder of the award or the Committee. Determinations and interpretations with respect to the Plan are at the sole discretion of the Committee, whose determinations and interpretations are binding on all interested parties. The Committee may delegate to one or more officers the right to grant awards under the Plan, except with respect to officers or directors of the Company or any affiliate of the Company who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (the "1934 Act").

      Awards may be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law. Awards may provide that upon the grant or exercise thereof the holder will receive shares of Common Stock, cash or any combination thereof, as the Committee shall determine. The exercise price per share under any stock option, the grant price of any SAR, and the purchase price of any security which may be purchased under any other stock-based award shall not be less than 100% of the fair market value of the Company's Common Stock on the date of the grant of such option, SAR or award. Options shall be exercised by payment in full of the exercise price, either in cash or, at the discretion of the Committee, in whole or in part by tendering shares of Common Stock or other consideration including, without limitation, promissory notes, other securities, other awards or other property, or any combination thereof, having a fair market value on the date the option is exercised equal to the exercise price. Determinations of fair market value under the Plan are made in accordance with methods and procedures established by the Committee.

      The Plan provides that the Committee may grant reload options, separately or together with another option, and may establish the terms and conditions of such reload options. Pursuant to a reload option, the optionee would be granted a new option to purchase the number of shares not exceeding the sum of (i) the number of shares of Common Stock tendered as payment upon the exercise of the option to which such reload option relates, and (ii) the number of shares of the Company's Common Stock tendered as payment of the amount to be withheld under income tax laws in connection with the exercise of the option to which such reload option relates. Reload options may be granted with respect to options granted under any stock option plan of the Company.

      The holder of restricted stock may have all of the rights of a shareholder of the Company, including the right to vote the shares subject to the restricted stock award and to receive any dividends with respect thereto, or such rights may be restricted as the Committee imposes. Restricted stock may not be transferred by the holder until any restrictions established by the Committee have lapsed. Holders of restricted stock units have the right, subject to any restrictions imposed by the Committee, to receive shares of Common Stock (or a cash payment equal to the fair market value of such shares) at some future date. Upon termination of the holder's employment during the restriction period, restricted stock and restricted stock units are forfeited, unless the Committee determines otherwise.

      Performance awards will provide the holder thereof the right to receive payments, in whole or in part, upon the achievement of such goals during such performance periods as the Committee shall establish. A performance award granted under the Plan may be denominated or payable in cash, shares of Common Stock, or restricted stock, other securities, other awards or other property.

      The holder of an SAR will be entitled to receive the excess of the fair market value (calculated as of the exercise date or, if the Committee shall so determine, as of any time during a specified period before or after the exercise date) of a specified number of shares over the grant price of the SAR.

      The Committee is also authorized to establish the terms and conditions of other stock-based awards.

Miscellaneous

      Except as otherwise provided in any award agreement (other than an award agreement relating to an Incentive Stock Option) pursuant to terms determined by the Committee, no award granted under the Plan may be assigned, transferred, pledged or otherwise encumbered by the individual to whom it is granted, otherwise than by will, by designation of a beneficiary, or by laws of descent and distribution. Except as otherwise provided, each award shall be exercisable, during such individual's lifetime, only by such individual, or, if permissible under applicable law, by such individual's guardian or legal representative.

      If any dividend or other distribution, recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares of Common Stock or other securities of the Company or other similar corporate transaction or events affects the shares of Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or under an award, the Committee may, in such manner as it deems equitable or appropriate in order to prevent such dilution or enlargement of any such benefits or potential benefits, adjust any or all of (a) the number and type of shares (or other securities or property) which thereafter may be made the subject of awards, (b) the number and type of shares (or other securities or property) subject to outstanding awards, and (c) the purchase or exercise price with respect to any award. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any award agreement in the manner and to the extent it shall deem desirable to carry the Plan into effect.

      The Board of Directors may amend, alter, suspend, discontinue or terminate the Plan at any time, provided that, without shareholder approval, no such amendment, alteration, suspension, discontinuation or termination shall be made, that (i) would violate the rules or regulations of the Nasdaq National Market or of any securities exchange applicable to the Company; or (ii) would cause the Company to be unable under the Code to grant Incentive Stock Options under the Plan.

Tax Consequences

      The following is a summary of the principal federal income tax consequences generally applicable to awards under the Plan. The grant of an option or SAR is not expected to result in any taxable income for the recipient. The holder of an Incentive Stock Option generally will have no taxable income upon exercising the Incentive Stock Option (except that a liability may arise pursuant to the alternative minimum tax), and the Company will not be entitled to a tax deduction when an Incentive Stock Option is exercised. Upon exercising a Nonqualified Stock Option, the optionee must recognize ordinary income equal to the excess of the fair market value of the shares of Common Stock acquired on the date of exercise over the exercise price, and the Company will be entitled at that time to a tax deduction for the same amount. Upon exercising a SAR, the amount of any cash received and the fair market value on the exercise date of any shares of Common Stock received are taxable to the recipient as ordinary income and deductible by the Company. The tax consequence to an optionee upon a disposition of shares acquired through the exercise of an option will depend on how long the shares have been held and upon whether such shares were acquired by exercising an Incentive Stock Option or by exercising a Nonqualified Stock Option or SAR. Generally, there will be no tax consequence to the Company in connection with the disposition of shares acquired under an option, except that the Company may be entitled to a tax deduction in the case of a disposition of shares acquired under an Incentive Stock Option before the applicable Incentive Stock Option holding periods set forth in the Code have been satisfied.

      With respect to other awards granted under the Plan that are payable in cash or shares of Common Stock that are either transferable or not subject to substantial risk of forfeiture, the holder of such an award must recognize ordinary income equal to the excess of (a) the cash or the fair market value of the shares of Common Stock received (determined as of the date of such receipt) over (b) the amount (if any) paid for such shares of Common Stock by the holder of the award, and the Company will be entitled at that time to a deduction for the same amount. With respect to an award that is payable in shares of Common Stock that are restricted as to transferability and subject to substantial risk of forfeiture, unless a special election is made pursuant to the Code, the holder of the award must recognize ordinary income equal to the excess of (i) the fair market value of the shares of Common Stock received (determined as of the first time the shares become transferable or not subject to substantial risk of forfeiture, whichever occurs earlier) over (ii) the amount (if any) paid for such shares of Common Stock by the holder, and the Company will be entitled at that time to a tax deduction for the same amount.

      Under the Plan, the Committee may permit participants receiving or exercising awards, subject to the discretion of the Committee and upon such terms and conditions as it may impose, to surrender shares of Common Stock (either shares received upon the receipt or exercise of the award of shares previously owned by the optionee) to the Company to satisfy federal and state withholding tax obligations. In addition, the Committee may grant, subject to its discretion and such rules as it may adopt, a bonus to a participant in order to provide funds to pay all or a portion of federal and state taxes due as a result of the receipt or exercise of (or lapse of restrictions to) an award. The amount of such bonus will be taxable to the participant as ordinary income, and the Company will have a corresponding deduction equal to such amount (subject to the usual rules concerning reasonable compensation).

Options Granted Subject To Stockholder Approval

      On March 30, 2001, in connection with the acquisition of Millennium Health, the Compensation and Stock Option Committee/Board of Directors granted options to purchase 560,000 shares of Common Stock to employees of Millennium Health, subject to approval of the Plan at the Meeting. All of these options will (1) have an exercise price equal to $5.70, (2) vest over 3 years, and (3) expire on March 30, 2011. No options subject to shareholder approval at the Meeting have been granted to any of the officers, directors or employees of the Company. The market value of a share of Common Stock on April 13, 2001 was $ 6.20.


THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 2000 STOCK INCENTIVE PLAN. The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and eligible to vote at the Meeting is required to approve this proposal.


                                  OTHER ACTION

       The Board of Directors of the Company is not aware at this time of any other matters which will be presented for action at the Meeting. However, if any matters other than those referred to above properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their best judgment.


                              STOCKHOLDER PROPOSALS

      Proposals of stockholders intended to be presented at the 2002 Annual Meeting of the Stockholders of the Company must be received by the Company no later than January 2, 2002 in order to qualify for inclusion in the Proxy Statement and form of Proxy relating to that meeting. If the Company does not receive notice of any other stockholder proposal to be presented at the 2002 Annual Meeting before March 31, 2002, then the persons named in the proxy solicited by the Board for that meeting will be allowed to exercise discretionary voting power to vote on that proposal.


                          NO INCORPORATION BY REFERENCE

      The information under the headings "Performance Graph", "Compensation Committee Report on Executive Compensation", and "Audit Committee Report" shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the information by reference, and shall not otherwise be deemed filed under such acts.

                              INDEPENDENT AUDITORS

Appointment of Auditors

      The Board of Directors has appointed Ernst & Young LLP as independent auditors for the Company for the fiscal year ending December 31, 2001. Ernst & Young LLP has acted as independent auditors for the Company since September 1986. Representatives of that firm are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Audit Fees

      Audit fees billed or expected to be billed to the Company by Ernst & Young LLP for the audit of the Company's financial statements for the fiscal year ended December 31, 2000 and for reviews of the Company's financial statements included in the Company's quarterly reports on Form 10-Q for the last fiscal year totaled $114,500 and other audit related services totalled $27,000. In addition, fees billed to the Company by Ernst and Young LLP for audit services related to the sale of the Company's Procuren Operations totaled $94,250, which was then charged to Cytomedix, Inc.


All Other Fees

      Fees billed or expected to be billed to the Company by Ernst & Young LLP for all other non-audit services, including tax-related services and executive compensation matters, provided during the last fiscal year totaled $34,000.



                             SOLICITATION STATEMENT

      The cost of this solicitation of proxies will be borne by the Company. Solicitation will be made primarily by mail, but regular employees of the Company may solicit proxies personally, by telephone or telegram. Brokers, nominees, custodians and fiduciaries have been requested to forward solicitation materials to obtain voting instructions from beneficial owners of stock registered in their names, and the Company will reimburse such parties for their reasonable charges and expenses in connection therewith.


Hauppauge, New York                       By Order of the Board of Directors
May 1, 2001

                                          /s/ John C. Prior
                                          -----------------
                                          John C. Prior
                                          Secretary

                                                                       Exhibit A


                         CURATIVE HEALTH SERVICES, INC.
                             AUDIT COMMITTEE CHARTER


Organization

There shall be a committee of the board of directors to be known as the audit committee. The audit committee shall be composed of a minimum of three directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the board of directors, would interfere with their exercise of independent judgement as a committee member. All members of the audit committee shall have a basic understanding of finance and accounting and be able to read and understand fundamental financial statements, and at least one member of the audit committee shall have accounting or related financial management expertise.

Statement of Policy

The audit committee shall provide assistance to the corporate directors in fulfilling their responsibility to the shareholders, potential shareholders, and investment community relating to corporate finance and accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. To this end, the audit committee shall monitor the independence and performance of the Company's independent auditors and internal auditors. In so doing, it is the responsibility of the audit committee to facilitate and maintain free and open means of communications between the directors, the independent auditors, the internal auditors, if any, and the financial management of the corporation.

Responsibilities

In carrying out its responsibilities, the audit committee's policies and procedures should remain flexible, in order to best react to changing conditions and to ensure the directors and shareholders that the corporate accounting and reporting practices of the corporation are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities, the audit committee will:

   o Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the board of directors for approval, and have the document published at least every three years in accordance with SEC regulations.

   o Annually review and recommend to the board of directors the independent auditors to be selected to audit financial statements of the corporation and its divisions and subsidiaries, which firm is ultimately accountable to the audit committee and the board of directors.

                                                                       Exhibit A
CURATIVE HEALTH SERVICES, INC.
AUDIT COMMITTEE CHARTER


   o Review the corporation's annual audited financial statements prior to filing or distribution. Such review shall include meeting with the independent auditors and financial management of the corporation prior to the audit to review the scope of the proposed audit for the current year and the audit procedures to be utilized. Such review shall also include discussions with management and the independent auditors of significant issues regarding accounting principles, practices and judgments.

   o Review with the independent auditors and financial and accounting personnel, the adequacy, effectiveness and integrity of the accounting and financial controls of the corporation, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls are needed to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to appropriate standards of conduct.

   o Review with management and the independent auditors the corporation's quarterly financial results prior to the release of earnings and/or the corporation's quarterly financial statements prior to filing or distribution. Discuss any significant changes to the corporation's accounting principles and any items required to be communicated by the independent auditors.

   o Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the corporation's financial, accounting, and auditing personnel, and the cooperation that the independent auditors received during the course of the audit.

   o Review the company's business risk management process, including the adequacy of the company's overall control environment and control in selected areas representing significant financial and business risk.

   o Review accounting and financial human resources and succession planning within the company.

   o Review the budget, plan, changes in plan, activities, organization structure, and qualifications of the internal audit department, as needed.

   o Review the appointment, performance, and replacement of the senior internal audit executive, if any.

   o Review significant reports prepared by the internal audit department together with management's response and follow-up to these reports.

   o On at least an annual basis, review with the corporation's counsel, any legal matters that could have a significant impact on the organization's financial statements, the corporation's compliance with applicable laws and regulations, and inquiries received from regulators or governmental agencies.

   o Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

   o Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgment, that is appropriate.

   o Review the corporation's policies and procedures related to the security and protection of company data.

   o Annually prepare a report to shareholders as required by the Securities and Exchange Commission. The report should be included in the corporation's annual proxy statement.